Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Alexandria Real Estate Equities, Inc.

and

Alexandria Real Estate Equities, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities*
Fees to Be Paid: Alexandria Real Estate Equities, Inc.	Equity	Common Stock, $.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Preferred Stock, $.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Rights (3)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Warrants (4)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees to Be Paid: Alexandria Real Estate Equities, L.P.	Other	Guarantees of Debt Securities (5)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0 (2)

(1)	Alexandria Real Estate Equities, Inc. is registering an unspecified aggregate initial offering price or number of the securities of each identified class, which may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrants are deferring payment of the entire registration fee. Registration fees will be paid subsequently on a pay-as-you-go basis.

(3)	Each right will represent a right to purchase shares of Alexandria Real Estate Equities, Inc.’s common stock or preferred stock registered hereby.

(4)	Represents warrants to purchase shares of Alexandria Real Estate Equities, Inc.’s common stock or preferred stock registered hereby.

(5)	Alexandria Real Estate Equities, L.P. may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by Alexandria Real Estate Equities, Inc. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

*	Additional securities may be added by automatically effective post-effective amendment pursuant to Rule 413 under the Securities Act.